EXHIBIT 99

Press Release                                              FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                   Contact:  Kurt D. Rosenberger
                                                          Phone:  (812) 829-2095


                        HOME FINANCIAL BANCORP ANNOUNCES
                         2 FOR 1 STOCK SPLIT & DIVIDEND

         Spencer, Indiana - (December 5, 2000) Home Financial Bancorp ("Company") (NASDAQ Symbol "HWEN"), an Indiana corporation which is the holding company for Owen Community Bank, s.b. ("Bank"), based in Spencer, Indiana, announced today that it has declared a 2 for 1 stock split, under which every share of its Common Stock outstanding at the close of business on December 18, 2000, will be converted into two shares of Common Stock. The additional certificates payable to shareholders as a result of the split are expected to be sent to them on January 10, 2001. Kurt J. Meier, President of Home Financial Bancorp, stated that: "We are effecting a 2-for-1 stock split to increase our public float so as to continue to comply with the Nasdaq SmallCap Market listing requirements and to create a more liquid market for our shares. We believe the stock split will result in the issuance of approximately 849,100 new shares."

          The Corporation also announced today that it has declared a cash dividend of $.04 on each share of its Common Stock prior to the stock split, for its second fiscal quarter ended December 31, 2000. The dividend is payable on January 10, 2001, to the holders of record on December 15, 2000.

         Home Financial Bancorp and Owen Community Bank, s.b., an FDIC-insured, federal stock savings bank, operate from headquarters in Spencer, Indiana, and a branch office in Cloverdale, Indiana.